Exhibit (h)(xxxviii)

FOREIGN EXCHANGE PRIME BROKERAGE AGREEMENT, dated as of June 16, 2014 (this “Agreement”), by and between BNP Paribas (“Prime Broker”), Schroder Investment Management North America Inc.  (“Manager”) in its individual capacity solely with respect to the Sections specified on the signature page hereto, and as agent for the entities or accounts specified on Schedule I (each, a “Fund”).

WHEREAS, each Fund has authorized Manager to enter into foreign exchange transactions on its behalf subject to the terms and conditions set forth in this Agreement;

WHEREAS, Prime Broker may, from time to time in its sole discretion, authorize a Client (as defined below) to enter into Dealer Transactions (as defined below) on behalf of Prime Broker with one or more third-party banks and dealers that have entered into a Give-Up Agreement with Prime Broker (each, a “Dealer”), subject to the terms and conditions set forth in this Agreement and the applicable Give-Up Agreement (as defined below); and

WHEREAS, Prime Broker and a Client may from time to time enter into Indirect Transactions (as defined below) with each other with respect to Dealer Transactions, subject to the terms and conditions set forth in this Agreement and the applicable Master Agreement (as defined below);

NOW, THEREFORE, in consideration of the representations and premises set forth herein, Prime Broker and each Client hereby agree as follows:

1.                                      Definitions.

(a)                                 Terms used but not defined in this Agreement have the meanings set forth in (i) the applicable Master Agreement or (ii) the 1998 FX and Currency Option Definitions (published by the International Swaps and Derivatives Association, Inc., EMTA, Inc. (formerly known as the Emerging Markets Traders Association) and The Foreign Exchange Committee, as amended and supplemented from time to time (the “FX Definitions”).

(b)                                 Unless the context otherwise requires, the following terms have the meanings set forth below:

“Aggregate Fund NOP” means, with respect to a Fund, the aggregate amount owed by such Fund to Prime Broker with respect to all Indirect Transactions and Direct Transactions, calculated as follows:

(i)                                     for each Indirect Transaction and Direct Transaction that is a foreign exchange transaction (assuming, in respect of such foreign exchange transactions that are Non-Deliverable, the actual exchange of the amounts of the relevant currencies), (A) determine the Dollar Value for each currency (including U.S. dollars) owed by such Fund to Prime Broker or owed by Prime Broker to such Fund under such foreign exchange transaction; and (B) for each currency (including U.S. dollars), determine the net Dollar Value amount owed by such Fund to Prime Broker or owed by Prime Broker to such Fund by summing the

Dollar Values of all long and short positions in such currency as determined in clause (A) above;

(ii)                                  for each Indirect Transaction and Direct Transaction that is a Currency Option Transaction (that is not a netted Currency Option Transaction as described below), (A) determine the delta equivalent of each leg of each Currency Pair with respect to each such Currency Option Transaction; (B) for each currency, aggregate and net the delta equivalent of amounts in such currency deliverable (assuming option exercise) to Prime Broker and payable (assuming option exercise) by Prime Broker; (C) add the net delta equivalent for each currency and then determine, for each currency, the Dollar Value of this net amount; and (D) aggregate the Dollar Values of each net currency amount owed to Prime Broker in this clause (ii); and

(iii)                               aggregate the amounts owed to Prime Broker pursuant to clauses (i) and (ii) above.

For purposes of determining Aggregate Fund NOP, a Currency Option Transaction sold by Prime Broker and owned by a Fund shall be discharged and terminated together with a Currency Option Transaction sold by such Fund and owned by Prime Broker upon satisfying the following criteria:

(i)                                     each being with respect to the same Put Currency and Call Currency;

(ii)                                  each having the same Expiration Date and Expiration Time;

(iii)                               each being of the same style, i.e., either both being American Style Options or both being European Style Options;

(iv)                              each having the same Strike Price;

(v)                                 each being transacted by the same pair of Offices of the applicable Fund and Prime Broker;

(vi)                              neither of which shall have been exercised by delivery of a Notice of Exercise;

(vii)                           each having the same other material terms, except that the currency amounts need not be the same in the case of a partial discharge and termination; and

(viii)                        each having been executed by the same Fund.

In the case of a partial discharge and termination (i.e., where the relevant Currency Option Transactions are for different amounts of the Currency Pair), only the portion discharged and terminated shall be considered to satisfy the criteria above.

For clarity, amounts owed by Prime Broker to a Fund will reduce amounts owed by the Fund to the Prime Broker for purposes of calculating Aggregate Fund NOP.

“Aggregate Fund NOP Limit” means, with respect to each Fund, the amount set forth in Exhibit A.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business in New York.

“Calculation Period” means each period from, and including, the first day of each calendar month to, and including, the last day of such calendar month; provided, however, that (i) the initial Calculation Period will commence on, and include, the date that the first Indirect Transaction is entered into under this Agreement and (ii) the final Calculation Period will end on, and include, the Termination Date.

“Client” means any Fund and/or Manager, with Manager acting solely as agent for and on behalf of such Fund.

“Client Notice” has the meaning set forth in Section 4(a).

“Dealer” has the meaning set forth in the recitals.

“Dealer Limits” has the meaning set forth in Section 3(b).

“Dealer Notice” means a notice provided by a Dealer to Prime Broker pursuant to the Give-Up Agreement between such Dealer and Prime Broker specifying the Material Terms of a Dealer Transaction.

“Dealer Option Transaction” means a Dealer Transaction that is a Currency Option Transaction.

“Dealer Transactions” means foreign exchange transactions entered into by a Client on behalf of Prime Broker with one or more Dealers, all as contemplated by this Agreement and the applicable Give-Up Agreement.

“Designation Notice” has the meaning set forth in Section 3(a).

“Direct Transactions” means foreign exchange transactions, other than Indirect Transactions, between Prime Broker and a Client that are subject to the terms and conditions of the applicable Master Agreement.

“Dollar Value” means, with respect to an amount of currency at any time (i) if such currency is U.S. dollars, such amount and (ii) in all other cases, the amount of U.S. dollars that could be purchased at the market (spot) rate prevailing at such time against delivery of such amount of currency on a specified Settlement Date.  Such rate shall be determined by Prime Broker (in good faith and in a commercially reasonable manner) to be the midmarket (spot) rate available to Prime Broker at such time in the foreign exchange market reasonably selected by Prime Broker.  If Prime Broker is unable to obtain a market (spot) rate pursuant to the preceding sentence, Prime Broker will determine the rate in good faith and in a commercially reasonable manner.

“Fees” has the meaning set forth in Section 7(b).

“Fund” has the meaning set forth in the preamble.

“FX Definitions” has the meaning set forth in Section 1(a).

“Give-Up Agreement” means, with respect to a Dealer, the Master Foreign Exchange Give-Up Agreement between Prime Broker and such Dealer.

“Indemnified Persons” has the meaning set forth in Section 10.

“Indirect Option Transaction” means an Indirect Transaction that is a Currency Option Transaction.

“Indirect Transaction” has the meaning set forth in Section 4(b).

“Line Usage Charge” means the amount established in accordance with Exhibit B.

“Losses” has the meaning set forth in Section 10.

“Manager” has the meaning set forth in the preamble.

“Master Agreement” means, with respect to a Client, the ISDA Master Agreement by and between Prime Broker and such Client, including the schedules and annexes thereto, as amended from time to time.

“Material Terms” means Trade Date, Settlement Date, Valuation Date, price, amounts of each currency to be delivered by each party, and any other terms considered material in the market

“Prime Broker” has the meaning set forth in the preamble.

“Proceeding” has the meaning set forth in Section 20.

“Termination Date” means the date on which this Agreement is terminated pursuant to Section 9.

“Termination Event” has the meaning set forth in Section 9(b).

“Transaction” means any Dealer Transaction, Direct Transaction or Indirect Transaction.

2.                                      Capacity of Manager; Liability of Client.

(a)                                 Each representation, warranty, covenant, obligation, acknowledgement and agreement of a Client in this Agreement shall be deemed to be a representation, warranty, covenant and agreement of the relevant Fund as principal, acting through Manager as its agent; provided, however, with respect to the Sections specified on the signature page hereto, such provisions shall also be deemed to be a representation, warranty and agreement of Manager, acting in its individual capacity.  For the avoidance of doubt, each Fund shall be liable for any act or omission of Manager as agent of such Fund (including in instances where Manager is acting on behalf of that Fund on an undisclosed basis).

(b)                                 The parties acknowledge and agree that Manager and each Fund shall be deemed to be entering into a separate and distinct agreement with Prime Broker in the form of this Agreement in respect only of that Fund and no other Fund.  For the avoidance of doubt, a Fund shall only be liable under this Agreement for liabilities and obligations incurred by it, and shall not be liable, jointly or severally or otherwise, for any liabilities or obligations of or relating to any other Fund arising under this Agreement.

(c)                                  Under no circumstances will Manager be liable for or in respect of any Transaction or any obligation of any Fund under this Agreement, and Manager’s obligations and liabilities shall be only as expressly set forth in this Agreement.

3.                                      Dealer Transactions.

(a)                                 Prime Broker may, from time to time in its sole discretion, authorize a Client to enter into Dealer Transactions on behalf of Prime Broker with a Dealer by executing and delivering a designation notice (“Designation Notice”) under the Give-Up Agreement between Prime Broker and such Dealer in which such Client is designated as Prime Broker’s agent.

(b)                                 For the avoidance of doubt, each Client’s authority to enter into Dealer Transactions on behalf of Prime Broker with any Dealer shall be expressly limited to (i) the types of transactions, permitted currencies, and maximum tenor set forth in the applicable Designation Notice, (ii) a net open position and a net daily settlement amount not to violate or exceed the net open position limit and the settlement limit, as the case may be, each as set forth in the applicable Designation Notice, and (iii) any other restrictions and limitations set forth in the applicable Designation Notice or Give-Up Agreement or otherwise established by Prime Broker from time to time in its sole discretion with respect to such Client and such Dealer and notified in writing to such Client and such Dealer in advance of any Transaction to which it is intended to apply (the restrictions and limitations set forth in clauses (i) through (iii) above, collectively, “Dealer Limits”).

(c)                                  Each Client acknowledges and agrees that it shall not have any authority to enter into, and such Client shall not enter into, a Dealer Transaction that would (i) violate or exceed any applicable Dealer Limits or would cause any applicable Dealer Limits to be violated or exceeded or (ii) result in the applicable Aggregate Fund NOP exceeding the applicable Aggregate Fund NOP Limit.

(d)                                 Exhibit C sets forth the Dealers with whom each Client has been authorized to enter into Dealer Transactions and the applicable Dealer Limits for each Dealer.  Prime Broker shall notify Manager of any amendment to Exhibit C (which notice may be given orally or in writing in accordance with Section 13), and Manager may at any time request from Prime Broker an amended copy of Exhibit C.  Any notice given pursuant to the preceding sentence shall be deemed to automatically amend Exhibit C regardless of whether an amended copy of any such exhibit has been sent to Manager or the applicable Fund, and Prime Broker’s failure to provide, or delay in providing an amended copy of any such exhibit shall not in any way affect the validity of any such notice.  No such notice shall limit or affect in any way any Dealer Transaction or Indirect Transaction entered into prior to the the effectiveness of such notice. Each Dealer Transaction shall be subject to the terms and conditions set forth in this Agreement and the applicable Give-Up Agreement.

(e)                                  No Client may make or receive deliveries of currencies on behalf of Prime Broker, or give any directions in respect of deliveries of currencies, in connection with any Dealer Transaction, except as otherwise directed by Prime Broker.

4.                                      Indirect Transactions.

(a)                                 Promptly after entering into a Dealer Transaction (but no later than 5:00 p.m. New York time on the Business Day on which such Dealer Transaction has been entered into), the applicable Client shall notify Prime Broker of the Material Terms of such Dealer Transaction (each such notice, a “Client Notice”).  If Client Notice does not detail how such Dealer Transaction should be allocated to the relevant Fund(s) in the Client Notice, assuming there is more than one Fund to which such Dealer Transaction could be allocated, Investment Manager will promptly, after sending such Client Notice, send a separate notice detailing how such Dealer Transaction should be allocated for the purpose of entering into the relevant Indirect Transactions (as defined below) with the relevant Fund(s) (each such notice an “Allocation Notice”). All Client Notices and Allocation Notices shall be sent electronically (through Traiana Harmony, Reuters Direct Dealing, Charles River TAP reports, e-mail, or any other agreed electronic means) and shall be deemed effective upon receipt.  Each Client acknowledges that each Dealer shall be responsible under the applicable Give-Up Agreement to notify Prime Broker of the Material Terms of each Dealer Transaction by delivering a Dealer Notice to Prime Broker.

(b)                                 With respect to each Dealer Transaction entered into, if the conditions set forth in clause (i) below are satisfied (or waived by Prime Broker in its sole discretion), Prime Broker and the applicable Fund shall be deemed to have entered into a transaction (each, an “Indirect Transaction”) subject to substantially identical terms as the corresponding Dealer Transaction, except that under each Indirect Transaction (x) the obligations of such Fund with respect to Prime Broker shall be substantially identical to those of Fund with respect to Dealer under the corresponding Dealer Transaction, (y) the obligations of Prime Broker with respect to such Fund shall be substantially identical to those of the applicable Dealer with respect to such Fund under the corresponding Dealer Transaction, and (z) the Indirect Transaction shall always be a Non-Deliverable FX Transaction or Non-Deliverable Currency Option Transaction, as the case may be, as defined in the FX Definitions, even if the Dealer Transaction is a Deliverable FX Transaction or Deliverable Currency Option Transaction (as defined in the FX Definitions) (and the terms of such Indirect Transaction shall differ from the terms of the Dealer Transaction solely to the extent necessary to give effect to this provision).  With respect to the applicable Fund:

(i)                    Prime Broker shall not be liable to such Fund under an Indirect Transaction corresponding to a Dealer Transaction unless (A) Prime Broker’s designation of the relevant Client as its agent, pursuant to the applicable Give-Up Agreement, to enter into Dealer Transactions with such Dealer was not revoked by Prime Broker prior to such Client entering into such Dealer Transaction, by notice received by such Dealer (with a copy to such Client) prior to their entry into the Dealer Transaction in question, (B) such Dealer Transaction complies with the types of transactions, permitted currencies, and maximum tenor set forth in the applicable Designation Notice, (C) after giving effect to such Dealer Transaction, such Dealer Transaction does not cause the applicable Dealer Limits to be violated or exceeded, (D) such Dealer Transaction has been entered into by such Dealer acting through the office specified by it in the applicable Designation Notice, (E) the relevant Client and such Dealer shall have committed to the Material Terms of such Dealer Transaction, and (F) Prime Broker has received a Client Notice and a Dealer Notice in respect of such Dealer Transaction setting forth matching Material Terms.

(c)                                  Each Indirect Transaction entered into between Prime Broker and a Fund hereunder shall be governed by the applicable Master Agreement (including the relevant provisions of the FX Definitions) and shall be confirmed by such Client and Prime Broker to each other in accordance with standard practice. Any failure by such Client to confirm, execute or return any applicable confirmation shall not relieve it from liability in respect of such Indirect Transaction.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the applicable Master Agreement or any confirmation, the terms of this Agreement shall prevail.  For the avoidance of doubt, each Indirect Transaction that is a Non Deliverable FX Transaction shall also be subject to any applicable Master Confirmation Agreement for Non-Deliverable Forward FX Transactions between Prime Broker and Client.

(d)                                 For the avoidance of doubt, nothing in this Agreement is intended to affect or modify any provision in the FX Definitions (or any applicable Master Confirmation Agreement for Non-Deliverable Forward FX Transactions between Prime Broker and Client) relating to the terms of any Non-Deliverable FX Transaction or Non-Deliverable Currency Option Transaction between Prime Broker and any Client.

5.                                      Exercise of Indirect Option Transactions; Barrier Events.

(a)                                 (i)  Each Client is authorized (on behalf of Prime Broker) to exercise Prime Broker’s rights as Buyer under any Currency Option Transaction between Prime Broker and a Dealer and each Client acknowledges that there will be a corresponding Indirect Option Transaction where the applicable Fund is Buyer for each such exercise.  Such Client shall simultaneously notify Prime Broker of any such exercise and shall simultaneously deliver a notice of exercise to Prime Broker in respect of the corresponding Indirect Transaction.  Notwithstanding the foregoing, such Client may not exercise its rights as Buyer under such Indirect Option Transaction unless it exercises (on behalf of Prime Broker) Prime Broker’s rights as Buyer under the corresponding Currency Option Transaction as contemplated above.

(ii)                 Notwithstanding anything in any confirmation under the Master Agreement to the contrary, where Prime Broker is Seller under any Currency Option Transaction between Prime Broker and a Dealer for which there is a corresponding Indirect Option Transaction where a Fund is Seller, the exercise by such Dealer of its rights as Buyer under (or the Automatic Exercise of) such Currency Option Transaction shall be deemed to be an exercise by Prime Broker of its rights under (or the Automatic Exercise of) such corresponding Indirect Option Transaction, regardless of whether Prime Broker delivers a notice of exercise to the applicable Client.  The applicable Client shall notify Prime Broker upon receipt by such Client of a notice of exercise from a Dealer under any Currency Option Transaction between Prime Broker and such Dealer for which there is a corresponding Indirect Option Transaction where the applicable Fund is Seller.

(b)                                 Notwithstanding anything in any confirmation under the Master Agreement to the contrary, if the Dealer is the calculation agent or determination agent with respect to a Dealer Option Transaction, (A) an exercise by the Dealer of its rights under such Dealer Option Transaction (such as the delivery of a notice of an occurrence of a barrier event) shall be deemed to be an exercise by Prime Broker of its rights under such corresponding Indirect Option Transaction, regardless of whether Prime Broker delivers such notice to Client, and (B) the applicable Client shall notify Prime Broker upon receipt by such Client of a notice of an exercise by the Dealer of its rights under such Dealer Option Transaction (such as a notice of an occurrence of a barrier event).

6.                                      Determinations, Elections and Calculations.  Notwithstanding anything in any confirmation to the contrary, or whether Prime Broker or a Client is the calculation agent in respect of any Indirect Transaction, any determination, election, or calculation that is final and binding on Prime Broker and Dealer under the corresponding foreign exchange transaction shall be final and binding on the applicable Client under such Indirect Transaction, subject to the provisions of Section 4.  For the avoidance of doubt, the foregoing shall apply to, among other things, determinations of barrier events and prices.

7.                                      Limits.

(a)                                 Each Client acknowledges and agrees that the establishment and maintenance by Prime Broker of applicable Dealer Limits for such Client is subject to Prime Broker’s sole discretion, including, without limitation, Prime Broker’s discretion regarding credit, size or tenor of applicable Dealer Limits.

(b)                                 At any time and from time to time in Prime Broker’s sole discretion, upon giving notice to Manager (which notice may be given orally or in writing in accordance with Section 13), Prime Broker may:

(i)                                     immediately (A) terminate the authority of Manager or any Fund to enter into Dealer Transactions with any Dealer, (B) amend, modify or reduce (including, without limitation, reducing to zero) any applicable Dealer Limits, and/or (C) establish new applicable Dealer Limits; provided, however, that Prime Broker shall use reasonable efforts to allow Client to execute foreign exchange transactions pursuant to this agreement, it being understood that in no case shall Prime Broker be obligated to increase existing Dealer Limits nor shall Prime Broker be obligated to maintain existing Dealer Limits if Prime Broker reasonably expects such maintenance would result in an adverse effect to Prime Broker including without limitation an increase in Prime Brokers credit and/or reputational risk; or

(ii)                                  immediately amend, modify or reduce (including, without limitation, reducing to zero) any Aggregate Fund NOP Limit of any Fund; provided that with respect to such Aggregate Fund NOP Limit, the Net Asset Value (as such term is defined in the Master Agreement between Prime Broker and Client) of such Fund has declined by 20% or more from the Net Asset Value of such Fund at the end of the prior calendar month; or

(iii)                               upon fifteen days notice, amend, modify or reduce (including, without limitation, reducing to zero) any Aggregate Fund NOP Limit.

(c)                                  Any notice given pursuant to Section 6(b) above:

(i)                                     shall be deemed to automatically amend Exhibit A, Exhibit C and/or Exhibit D, as applicable, regardless of whether an amended copy of any such exhibit has been sent to Manager or any Fund, and Prime Broker’s failure to provide, or delay in providing, an amended copy of any such exhibit shall not in any way affect the validity of any such notice; and

(ii)                                  shall not affect any Dealer Transaction or Indirect Transaction entered into in accordance with this Agreement prior to delivery of any such notice by Prime Broker.

Notwithstanding anything to the contrary in this Agreement, Prime Broker need not give prior notice to Manager before reducing limits if a Termination Event specified in Section 9(b)(iii) has occurred and is continuing; it being understood that notice of such reduction shall be provided reasonably promptly thereafter.

8.                                      Fees.  A Line Usage Charge in the amount established in accordance with Exhibit B shall be owed in respect of each Indirect Transaction (which for the avoidance of doubt does not include any transaction where BNP Paribas acts as both Prime Broker and as Dealer with respect to the corresponding Dealer Transaction).

(a)                                 With respect to any Indirect Transaction, Manager shall make the following elections (at the Manager’s option) on behalf of each Fund on or before the date this Agreement becomes applicable to that Fund by giving notice to Prime Broker:

(i)                                     to increase the price of each Indirect Transaction where such Fund is long, and to decrease the price of each Indirect Transaction where such Fund is short, by the Line Usage Charge; or

(ii)                                  not to adjust the price of any Indirect Transaction and to receive an invoice for each Calculation Period for such Fund in an amount equal to the sum of the Line Usage Charges for each Indirect Transaction entered into during such Calculation Period.

(b)                                 If Manager elects to receive an invoice each Calculation Period for a Fund for Line Usage Charges and other commissions and fees (collectively, “Fees”) in accordance with Section 7(a)(ii) above, Prime Broker shall notify Manager of the Fees payable by such Fund in respect of each Calculation Period.  Each Client shall pay to Prime Broker the amount of any such Fees, in immediately available and freely transferable funds, on or before the thirtieth (30th) calendar day after Prime Broker delivers the applicable notice to Manager.

(c)                                  At any time and from time to time in its sole discretion, Prime Broker may amend or modify the Fees by giving five (5) calendar days’ prior notice to Manager (which notice may be given orally or in writing in accordance with Section 13), which notice shall specify an effective date of such amendment or modification outside of the five (5) calendar day period), and which amendment or modification shall only be effective as to Indirect Transactions entered into after such effective date.  Any such notice that is given to Manager pursuant to this Section 7(c) shall be deemed to automatically amend Exhibit B regardless of whether an amended copy of Exhibit B has been sent to Manager or the applicable Fund, and Prime Broker’s failure to provide, or delay in providing, Manager or the applicable Fund with an amended copy of Exhibit B shall not in any way affect the validity of any notice given pursuant to this Section 7(c).

9.                                      Representations and Warranties; Agreements.

(a)                                 Each Client, on the one hand, and Prime Broker, on the other hand, each represents and warrants to the other as of the date of this Agreement and as of the date each Dealer Transaction, Direct Transaction or Indirect Transaction is entered into that (i) the representations and warranties made by it (and, if applicable, its Credit Support Provider) in each applicable Master Agreement are true and correct, (ii) it has the authority to enter into this Agreement and the person executing this Agreement on its behalf has been duly authorized to do so, (iii) it has authority to enter into each Dealer Transaction, Direct Transaction or Indirect Transaction, as applicable, entered into by it, (iv) this Agreement is binding upon it and enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)) and (v) the execution and delivery of and the performance of its obligations under this Agreement do not and will not violate the terms of any agreements to which it is bound.

(b)                                 Each Client further represents and warrants to Prime Broker as of the date of this Agreement and as of the date each Dealer Transaction, Direct Transaction or Indirect Transaction is entered into, and acknowledges and agrees, that (i) it understands and is prepared to accept all of the risks of each Dealer Transaction, Direct Transaction or Indirect Transaction entered into by it, (ii) it is solely responsible for the selection of Dealers with which to enter into Dealer Transactions, (iii) Prime Broker has not committed to act as Prime Broker for such Client beyond the terms of this Agreement or to maintain this Agreement or any Dealer Limits on an ongoing basis, and its obligations as Prime Broker shall cease with the termination of this Agreement, (iv) each Client Notice reflects the terms of the applicable Dealer Transaction, (v) it has consulted with its own legal, regulatory, tax, business, investment, financial, and accounting advisors to the extent it has deemed necessary and has made its own independent decision to enter into this Agreement and any Dealer Transaction, Direct Transaction or Indirect Transaction entered into by it, and such decision is not based upon any view expressed by Prime Broker, and (vi) Prime Broker will be relying on this Agreement and the notices provided by Dealers and Clients in entering into Dealer Transactions, and will enter into Dealer Transactions solely at the request of the applicable Client and Dealer.

(c)                                  Manager represents and warrants to Prime Broker as of the date of this Agreement and as of the date each Dealer Transaction, Direct Transaction or Indirect Transaction is entered into that Manager has been duly authorized by each Fund to enter into this Agreement on behalf of such Fund and that Manager has full capacity and authority to bind each Fund in the manner set forth in this Agreement.

(d)                                 Each Fund shall immediately notify the Prime Broker of any amendment, revocation or change in Manager’s authority.

10.                               Termination; Survival, Etc.

(a)                                 This Agreement may be terminated by either party by sixty (60) days’ advance written notice to the other party (which notice if given orally, shall be confirmed in writing in accordance with Section 13) with the understanding that the requirement of 60 days advance written notice shall be reduced to 30 days once Client establishes a second Prime Broker relationship.  Other than in the case of a termination due to a Termination Event, no termination of this Agreement shall affect any Transaction outstanding at the time of the Agreement, and Prime Broker shall have no right to terminate any Transaction in connection with or as a result of the termination of this Agreement, which shall continue in full force and effect in respect of all such outstanding Transactions until such time as (i) all obligations of each party to the other party under this Agreement in respect of such Transactions having been fully performed and (ii) the termination of such Transactions in accordance with their terms.

(b)                                 The occurrence of any of the following with respect to a Fund, as determined by Prime Broker, shall be a “Termination Event”.

(i)                                     If the relevant Client

(A) breaches any material representation, warranty, covenant or agreement in this Agreement; or

(B) otherwise defaults on any material obligation under or in connection with this Agreement, including, without limitation, by:

(I) entering into a Dealer Transaction that would cause the applicable Aggregate Fund NOP to exceed the Aggregate Fund NOP Limit (provided that for the avoidance of doubt, a Termination Event shall not be deemed to have occurred, if (x) such excess results from an amendment, modification or reduction in the applicable Aggregate Fund NOP Limit in accordance with Section 6; or (y) the amount of such excess is not in excess of 10% of the applicable Aggregate Fund NOP Limit and such excess is cured within two Business Days);

(II) entering into a Dealer Transaction that violates any applicable Dealer Limits, or causing any applicable Dealer Limits, to be violated or exceeded; provided that if such violation is not in excess of 10% of any applicable Dealer Limit, then a Termination Event shall not be deemed to have occurred if such violation is cured within two Business Days of such violation, or

(III) failing to pay any Fees or other amounts owed to Prime Broker under this Agreement when due, and the Client fails to pay such amount within two Business Days of such failure.

(ii)                 If such Fund shall (A) become bankrupt or insolvent, or otherwise ceases to exist as a going concern, however evidenced, be unable to pay its debts generally as they become due, (B) file a petition or otherwise commence a proceeding under any bankruptcy, insolvency, reorganization or similar law, or have any such petition filed or proceeding commenced against it, (C) make an assignment for the benefit of its creditors, or (D) have a receiver, trustee, liquidator or conservator or similar official appointed with respect to it or a whole or any substantial part of its property or assets.

(iii)              With respect to any Fund, upon the exercise of default remedies or other termination rights in respect of such Fund under any agreement with Prime Broker (howsoever characterized, which, for the avoidance of doubt, includes the designation of an Early Termination Date under the applicable Master Agreement).

(c)                                  Upon the occurrence and during the continuation of a Termination Event, Prime Broker shall have the right, but not the obligation, to terminate any or all outstanding Indirect Transactions between Prime Broker and that Fund with respect to which a Termination Event has occurred; provided, however, the provisions of this Agreement shall continue to apply in respect of any Indirect Transactions (including, without limitation, the Fees owed by such Client to Prime Broker thereon) that are not so terminated by Prime Broker until the earlier to occur of (i) all obligations of each party to the other party under this Agreement having been fully performed and (ii) the termination of such Indirect Transactions in accordance with the terms of the applicable Master Agreement.

(d)                                 The provisions of Sections 10, 11, 20 and 21 shall survive any termination of this Agreement.

11.                               Indemnification.  Each Fund agrees to hold harmless and defend Prime Broker, its affiliates and their respective officers, directors, employees and agents (collectively, “Indemnified Persons”), from and against any and all claims, damages, costs, losses, judgments, liabilities, penalties, fines or excise taxes(including, without limitation, reimbursement, as incurred, of all costs of investigating, preparing, pursuing or defending any claim or action, investigation or proceeding by any governmental agency or body, commenced or threatened, and reimbursement of all attorneys’ fees and expenses) (“Losses”) that may at any time be incurred by any Indemnified Person directly based upon, arising from, related to, or in connection with (i) any notice or instruction received by Prime Broker from Client related to this Agreement, including any action taken by Prime Broker pursuant to any notice or instruction from Client and the failure of the content of any Client Notice or Allocation Notice to accurately reflect the applicable client instructions relating to a particular transaction; (ii) any breach by Client of any representation, warranty, covenant or agreement hereunder; (iii) any failure by Client to monitor transactions for conformity to limitations or criteria specified by its investors or contained in its offering documents or as set forth in this Agreement; (iv) any settlement (approved by Client) of any claim or litigation relating to Prime Broker acting for Client (such approval not to be unreasonable withheld); (v) any act or omission of Client, including entering into any transaction outside of any investment guidelines established by its investors or contained in its offering documents or side letters; (vi) the existence of a trade dispute between Client and another party related to this Agreement (including any disagreement or dispute between Client and another party related to this Agreement regarding determinations of barrier events or prices), any disagreement or dispute between Client and a Dealer relating to the terms of a Dealer Transaction, or any failure of Client to resolve any trade dispute or the terms of any trade dispute resolved by Client; (vii) any breach by Client of its obligations to its investors under the applicable agreement between Client and such investor; or (viii) any investigation or regulatory proceeding relating to Client;; provided, however, that the provisions of this paragraphshall not apply with respect to any Losses incurred by an Indemnified Person that have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person.

(d)                                 No Indemnified Person shall be liable for any Losses incurred by Client (or any affiliate thereof) based upon, arising from, related to, or in connection with this Agreement, any Dealer Transaction, Direct Transaction or Indirect Transaction; provided, however, the foregoing limitation of liability shall not apply with respect to any Losses sustained by Client (or such affiliate) that have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person.

(e)                                          The provisions of this Section 10 will be in addition to any liability that Client may otherwise have.

(f)                                   Without limiting the generality of this Section 10, in no event shall any party be liable for any consequential (direct or indirect), punitive or incidental damages of any kind, or for any action or omission of any unaffiliated third party not within the applicable party’s direct supervision or control.

12.                               Recording.  Each party is authorized, at its discretion and without prior notice to the other parties, to monitor and/or record any or all telephone conversations between the parties and any party’s employees or agents which may be used in connection with any dispute between the parties or in any other way related to this Agreement.

13.                               Notices.  All notices, instructions or other communications sent from one party to the other party or to a Client under this Agreement (other than Client Notices) shall be sent in writing and may be sent electronically (through e-mail or any other agreed electronic means), in each case to the address, facsimile number or e-mail address specified on the signature page hereof (or such other address, facsimile number or e-mail address of which one party gives the other party written notice) and shall be deemed effective upon receipt; provided, however, Prime Broker shall be permitted to give notices to a Client orally by telephone to a list of personnel designated in writing for such purposes by Manager.  Prime Broker shall use its commercially reasonable efforts to confirm in writing any notices, instructions, or other communications given orally by telephone to a Client hereunder.

14.                               Severability.  In the event any one or more of the provisions in this Agreement is held invalid, illegal, or unenforceable in any respect under the law of any jurisdiction, the validity, legality, and enforceability of the remaining provisions under the law of such jurisdiction, and the validity, legality, and enforceability of such and any other provisions under the law of any other jurisdiction, shall not in any way be affected or impaired thereby.

15.                               No Waivers.  Neither the failure to insist at any time upon strict compliance with this Agreement or with any of the terms hereof, nor any continued course of such conduct on its part, shall constitute or be considered a waiver by any party of any of its rights or privileges hereunder.

16.                               Amendments.  No amendment, modification, or waiver of this Agreement will be effective unless in writing executed by each of the parties; provided, however, Prime Broker may amend the exhibits to this Agreement by giving notice of such amendments to Manager (which notice may be given orally or in writing in accordance with Section 13).

17.                               Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of any successors and permitted assignees of the parties; provided, however, neither party may assign, transfer, or charge or purport to assign, transfer, or charge any of its rights or its obligations under this Agreement or any interest therein without the prior written consent of the other party, and any purported assignment, transfer, or charge in violation of this Section 17 shall be void.

18.                               Force Majeure.  In no event shall Prime Broker be liable for any cost, damages or delay caused, directly or indirectly, by war, acts of terrorism, riots, civil commotion, strikes, labor disputes, government acts, laws or regulations, exchange or market rulings, suspension of trading, embargoes, natural disasters, electrical failures, telephone communication line failures, computer failures, unavailability of the Federal Reserve Bank wire or telex or otherwise or communication facility or otherwise or any other cause of contingency to the extent beyond Prime Broker’s control.  This clause shall not excuse Prime Broker from any liability that results from failure to have in place reasonable disaster recovery and safeguarding plans adequate to perform its obligations under the terms of this Agreement. Prime Broker will use its best efforts to resume services on a normal basis as soon as practicable.

19.                               Headings.  The headings of the provisions hereof are for descriptive purposes only and shall not modify or qualify any of the rights or obligations set forth in such provisions.

20.                               Governing Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to any choice of law rules that would result in the application of the law of any other jurisdiction.  With respect to any suit, action, or other proceeding relating to this Agreement (each, a “Proceeding”), each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York

City, and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.  Nothing in this Agreement precludes a party from bringing Proceedings in any other jurisdiction nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

21.                               Waiver of Jury Trial.  Each party hereby irrevocably waives any and all right to trial by jury in any Proceedings.

22.                               No Joint Venture or Partnership.  Neither this Agreement nor the performance by Prime Broker or a Client hereunder shall be construed to create a joint venture or partnership between Prime Broker and such Client.

23.                               No Third Party Beneficiaries.  This Agreement is for the exclusive benefit of the parties and their respective successors and permitted assigns and, except to the extent set forth in Sections 10 and 11, no other person or entity (including, without limitation, any customer of either party) shall have any rights hereunder.

24.                               Counterparts.  This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

25.                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BNP PARIBAS		SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC., for itself solely with respect to Section 8(c), and as Manager acting as agent on behalf of one or more disclosed Funds as listed below

By:		By:
	Name:		Name:
	Title:		Title:

SCHRODER GLOBAL STRATEGIC BOND FUND
By:
Name:
	Title:	By:
Name:
Title:

For purposes of Section 13 hereof:	For purposes of Section 13 hereof:

BNP Paribas	Schroder Investment Management North America Inc.
787 Seventh Avenue	875 Third Avenue
New York, NY 10019	New York, NY 10022-6255

Attention: FX Prime Brokerage	Attention: Fund Administration
Email: NYK_FXPB@us.bnpparibas.com	Email: SIMNAFundAdminServices@Schroders.com
Telephone: +1 212 471 6510	Telephone: +1 212 632 2919
Facsimile: +1 212 841 2140

Copy to:	Copy to:
Attention: Legal Department (Capital Markets)	Attention: Legal Department
Facsimile No.: +1 212 841 3561	Email: USLegal@schroders.com

Give-Up Notifications:
NYK_FXPB_giveups@us.bnpparibas.com

PB Support Team:
NYK_FXPB_MO@us.bnpparibas.com

SCHEDULE I

Fund Parties to Agreement

Schroder Global Strategic Bond Fund

Notwithstanding anything to the contrary in this Agreement, no Fund shall be deemed to be a party hereto until an ISDA Master Agreement, including the schedules and annexes thereto, has been entered into between Prime Broker and such Fund.

I-1

EXHIBIT A

Fund	Aggregate Fund NOP Limit
Schroder Global Strategic Bond Fund

A-1

EXHIBIT B

Fund	Line Usage Charges per USD 1 Million for Relevant Transactions
Schroder Global Strategic Bond Fund

For the purpose of the forgoing:

“Relevant Transaction” means any Indirect Transaction entered into pursuant to the Agreement.

For the avoidance of doubt, the Line Usage Charge will be calculated on an aggregate basis and will be based on the USD equivalent notional value of total Relevant Transactions entered into during a calendar month.   If the total aggregate USD equivalent monthly notional value is not a multiple of USD 1 million, the fees shall be pro-rated accordingly.

D-1

EXHIBIT C

Client	Dealer	Dealer Limits
Schroder Investment Management North America, Inc.

Permitted Transactions:                                                               Spot and forward Deliverable FX Transactions, Deliverable Currency Option Transactions (excluding any options with special features, such as barriers)Permitted Currencies:  Deliverable FX Transactions and Currency Option Transactions: AUD, CAD, CHF, CZK, DKK, EUR, GBP, HKD, HUF, ILS, JPY, MXN, NOK, NZD, PLN, SEK, USD

Maximum Tenor:                                                                                               Twelve (12) months from Trade Date

Notwithstanding anything to the contrary in this Agreement, no Client shall have the authority to enter into transactions with any dealer until a Designation Notice has been executed with such dealer.

D-2